Exhibit 99.1

NEWS RELEASE

SANDRIDGE ENERGY, INC. ANNOUNCES ONE-TIME $2.00 PER SHARE DIVIDEND,

A $75 MILLION STOCK REPURCHASE PROGRAM, AND AN ON-GOING PLANNED

QUARTERLY DIVIDEND OF $0.10 PER SHARE PLANNED TO COMMENCE IN

AUGUST 2023

Oklahoma City, Oklahoma, May 12, 2023 /PRNewswire/ — SandRidge Energy, Inc. (the “Company”) today announced that its Board of Directors (the “Board”) has (1) declared a one-time dividend of $2.00 per share (for a total payout of approximately $74 million), (2) planned an on-going quarterly dividend of $0.10 per share starting after the second quarter 2023 first payable in August 2023, and (3) authorized up to $75 million in stock buybacks.

The one-time $2.00 per share dividend was declared today and will be payable on June 7, 2023 to shareholders of record on May 24, 2023.

The Board also announced that it currently plans to commence an on-going quarterly dividend of $0.10 per share starting after the second quarter 2023, estimated to be first paid in August 2023, continuing every quarter thereafter until noticed.

The Company also announced today that the Board has approved a $75 million stock buyback program. The shares will be purchased from time-to-time on the open market with cash on hand at the Company.

The Company will continue to maintain optionality to execute on value accretive merger and acquisition opportunities that could bring synergies, leverage our core competencies, complement our portfolio of assets, further utilize our net operating losses or otherwise yield attractive returns for our shareholders. We will also continue to focus on growing the cash value allocation capability of our asset base in a safe, responsible and efficient manner, while exercising prudent capital allocations to projects we believe provide high rates of returns in the current commodity price environment.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave. Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on present circumstances and on the Company’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the expected future payment of dividends and any statements of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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